Exhibit 99.5

ROKU, INC.
1173 COLEMAN AVENUE
SAN JOSE, CA 95110

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ROKU2026SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T02997-[TBD]

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROKU, INC.

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
1. to adopt the Merger Agreement and the transactions contemplated thereby, including the Mergers (the "Merger Agreement Proposal").	☐	☐	☐
2. to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of Roku that is based on or otherwise in connection with the transactions contemplated by the Merger Agreement (the "Merger-Related Compensation Proposal").	☐	☐	☐
3. to adjourn the Roku Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes at the time of the Roku Special Meeting to approve the Merger Agreement Proposal or if a quorum is not present at the Roku Special Meeting (the "Roku Adjournment Proposal").	☐	☐	☐

NOTE: To conduct any other business properly brought before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Notice and Proxy Statement is available at www.proxyvote.com. T02998-[TBD] ROKU, INC. Special Meeting of Stockholders [TBD], 2026 [TBD] a.m. Pacific Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Anthony Wood, Dan Jedda and Chris Handman, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ROKU, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD] a.m. Pacific Time on [TBD], 2026, live via the internet at www.virtualshareholdermeeting.com/ROKU2026SM,and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side